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                                  THE NARRAGANSETT ELECTRIC COMPANY
                          Computation of Ratio of Earnings to Fixed Charges
                                            (SEC Coverage)
                                             (Unaudited)
                                      12 Months
                                        Ended
                                September 30, 1997                          Years Ended December 31,
                                      Actual                    -------------------------------------------------------------
                                     (Unaudited)  1996        1995        1994       1993         1992
                                  --------------  ----        ----        ----       ----         ----
                                                                      (In Thousands)
Net Income                           $28,019    $22,954     $23,910     $14,589    $14,274     $21,052
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Add income taxes and fixed charges
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 Current federal income taxes         12,333      6,918       7,212       1,020      2,183       4,608
 Deferred federal income taxes         2,471      4,675       3,512       3,930      2,199       4,560
 Investment tax credits - net           (495)      (498)       (503)       (508)      (508)       (507)
 Interest on long-term debt           16,606     17,205      16,627      14,334     12,715      13,290
 Interest on short-term debt and other 2,095      2,883       3,663       2,897      2,074       1,277
                                                -------     -------     -------    -------     -------   -------

Net earnings available for fixed charges        $61,029     $54,137     $54,421    $36,262     $32,937   $44,280
                                                -------     -------     -------    -------     -------   -------
Fixed charges:
 Interest on long-term debt          $16,606    $17,205     $16,627     $14,334    $12,715     $13,290
 Interest on short-term debt and other 2,095      2,883       3,663       2,897      2,074       1,277
                                                -------     -------     -------    -------     -------   -------

                                        Total fixed charges $18,701     $20,088    $20,290     $17,231   $14,789        $14,567
                                                =======     =======     =======    =======     =======   =======

Ratio of earnings to fixed charges      $3.26        2.69       2.68        2.10        2.23       3.04
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